EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158749) pertaining to the WesBanco, Inc. KSOP of our report dated June 29, 2018, with respect to the financial statements and schedule of the WesBanco, Inc. KSOP included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 29, 2018